Exhibit 99.2

CORPORATE PARTICIPANTS

Bruce Shear

Pioneer Behavioral Health - President, CEO

Paula Wurts

Pioneer Behavioral Health - CFO

CONFERENCE CALL PARTICIPANTS

Darren Lehrich

Deutsche Bank - Analyst

Shane Kim

Camden Partners - Analyst

Robert Sullivan

Satuit Capital Management - Analyst

Jim Kennedy

Marathon Capital Management - Analyst

Scott Nussbaum

Broadlawn Capital Management - Analyst

Ali Motamed

Boston Partners - Analyst

Gary Simon

UVE Partners - Analyst

Jeff Knightly

Ardsley Partners - Analyst

PRESENTATION

Operator

Good afternoon. My name is Megan and thank you for joining us today for the Pioneer Behavioral Health First Quarter 2009 Conference Call. Thank you. Before we begin today's call, I would like to take a moment to read the Safe Harbor statement. The Company's remarks made during this call and the answers to your questions may include forward-looking statements that are subject to the Safe Harbor provisions of the Private Litigation Reform Act of 1995.

These forward-looking statements include, among other things, statements regarding future events and future financial performance of PHC that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions that may differ material from actual future events or results. Listeners are referred to the documents filed by PHC with the CEC, SEC, specifically the most recent reports on Form 10-K and 10-Q each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements. These forward-looking statements represent the Company's judgement as of the date of this conference call.

Joining us today is Mr. Bruce Shear, the Company's President and Chief Executive Officer, and Paula Wurts, the Company's Chief Financial Officer. Following their comments, we will open the call for questions and answers. I would like to remind everyone that this call will be available for replay through December 11, 2008, starting this afternoon at 7 p.m. Eastern Time. Now, I would like to turn the call over to the President and CEO of Pioneer, Mr. Bruce Shear. Mr. Shear, please proceed.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thank you very much and good morning, everyone. Thank you for joining us today. We are glad to have this opportunity to address you again. Today, we issued a press release announcing the results for the first quarter of our 2009 fiscal year ended September 30th. Our efforts to focus on our core business of patient care resulted in record revenues in this segment for our first fiscal quarter. Excluding start-up losses of our new facilities in Henderson and Detroit, we continued our long tradition of operating profitably and expect those new facilities to be contributing to our profits in the second half of this current fiscal year.

Now before we go any further, I would like to turn the call over to our Chief Financial Officer, Paula Wurts, who will provide you a detailed overview of the financial results for the quarter. I will then return with some additional comments, including our outlook for fiscal 2009 and then finally, we will address any questions that you may have. Paula?

Paula Wurts - Pioneer Behavioral Health - CFO

Thank you, Bruce. Good afternoon, everyone. Good morning, everyone, and thanks again for joining us today. First, as you know, we announced at the end of September our plan to divest the operations of our pivotal research centers, which comprises the pharmaceutical studies segment of our business, in order to focus on our core business that delivers behavioral health programs and services.

We signed a letter of intent for the purchase of Pivotal by a prominent research organization and are currently completing the purchase and sale agreement. We expect to complete the transaction in the very near future. Based on this, the assets and liabilities of Pivotal are shown as assets held for sale and liabilities held for sale on Pioneer's balance sheet and the results of operations of Pivotal are shown as discontinued operations in our statement of operations.

So now let's turn to the income statement for our first quarter of fiscal 2009. Net revenue from operations totaled $11.7 million. This represents an increase of 4% from $11.3 million in the first quarter of last year, excluding Pivotal, which is reported as discontinued operations. The patient care segment revenue increased 4% to $10.6 million from the same year ago quarter, while contract support services revenue from our Wellplace subsidiary increased slightly to $1.1 million. This increase in patient care segment revenue is due primarily to the increase in census as a result of the opening of the Seven Hills Behavioral Institute in May, which was partially offset by the decline in census at our Michigan facility.

Income from continuing operations for the first quarter of 2009 was a loss of $435,000 as compared to a gain of $1.2 million in the same period a year ago. The loss includes more than $750,000 in start up costs related to our Seven Hills Behavioral Institute and approximately $250,000 attributable to start up expenses at the Capstone Academy facility that we are opening in Michigan.

The net loss for the quarter was $333,000 or $0.02 per basic and fully diluted share, which was based on 20.2 million basic and fully diluted shares. This compares to net income for the first quarter of fiscal 2008 of $800,000 or $0.04 per basic and fully diluted share and based on 20.1 million basic shares and 20.6 million diluted shares. The loss includes approximately $1 million in the aforementioned new facility start up expenses, plus approximately $450,000 related to increased utilization of capitated contracts in our Harmony division. Losses at Harmony are not expected to continue due to improved margins and a renegotiated contract.

Now turning to the balance sheet, the Company's cash and cash equivalents totaled $1.8 million at September 30, 2008 compared to $3.1 million at the end of the previous fiscal year. Total net receivables from patient care was $7 million at quarter end, which increased 7.4% from $6.5 million at the end of this same quarter a year ago. The balance sheet current ratio was 2 to 1 at September 30, 2008. Stockholders' equity at September 30 decreased approximately $400,000 from the end of the previous year to $18.3 million. This completes our financial presentation. I look forward to reporting back to you at the end of the next quarter with our continued progress. I would like now to turn the call back over to Bruce.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Paula, thank you very much. As I mentioned last quarter, with the divestiture of Pivotal and its lumpy results and no new major construction or start ups planned in the immediate future, we can now enjoy much better clarity into the future growth and profitability of our business. We still expect the growth of our patient care segment revenue to continue to accelerate and exceed 20% in fiscal 2009, which compares to 13% growth this last fiscal year. Along with the strong core segment growth, we still see an achievable goal of net income before taxes of 8% to 10% of net revenue as we approach fiscal 2010.

As this first quarter indicates, we are still expecting the great majority of this growth and profitability in 2009 to come during the second half of the year, as our newest projects, particularly our Capstone Academy in Detroit comes up to speed. We have mentioned this in the past that the start up expenses and sort of the maturity of our company will be coming on in the second half of this fiscal year and I just want to say, it is consistent with what we have believed all along.

Our focus for fiscal 2009 continues to be on building shareholder value, and I can assure you, my fellow shareholders, this is and shall always be my number one priority. As we continue through fiscal 2009, we are excited about the potentials ahead. We are in an ideal position to reap great rewards from the big investments we have made in 2008.

In addition, unlike many companies, our recovery is just around the corner and the new administration will be beneficial to our government funded programs going forward. The Democratic administration we believe will help many of our government funded programs, specifically in the Michigan market. We are working on a number of potential acquisitions, each one of them if completed will immediately add to our bottom line. Now at this time, I would like to open the call to address your questions. Operator, please provide the instructions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And it looks like we will take our first question from the site of Darren Lehrich of Deutsche Bank. Your line is now open.

Darren Lehrich - Deutsche Bank - Analyst

Thanks, it is Darren Lehrich from Deutsche Bank. A few questions here. Pivotal, can you just share with us the sale process? Can you confirm that it is the same party that you referenced previously? I think a large CRO organization and is there any timing on the closing date?

Bruce Shear - Pioneer Behavioral Health - President, CEO

It is the same party. The process is moving as we anticipated. We are fine tuning the little edits to the purchase and sale agreement. They want to have this on as fast a track as possible, all of their financial due diligence has been completed and all we have to do now is just complete and execute the purchase and sale agreement, which we anticipate as soon as that is executed, a closing within a week or two after that. So we are on track for a closing as projected with the same party.

Darren Lehrich - Deutsche Bank - Analyst

Okay. And then on the patient care segment, can you give us the inpatient and outpatient revenue breakdowns? I am just trying to get a sense for how large a magnitude the decline in census in Michigan had on the inpatient side of things?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Paula, I don't know whether you have that available right now.

Paula Wurts - Pioneer Behavioral Health - CFO

I don't know if I have that right here.

Bruce Shear - Pioneer Behavioral Health - President, CEO

But we can get that back to you by the end of the day or tomorrow, Darren.

Darren Lehrich - Deutsche Bank - Analyst

Okay, and then maybe if you could just give us a broad comment about census overall, just maybe occupancy or census, where are you in Henderson and what exactly was the reason for the decline in Michigan?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, Henderson seems to be about on track. We recently, which is a major part of our plan, we received joint commission accreditation just two weeks ago. So that removes one more roadblock in terms of patient admissions on some of the contracts that required it. We are close, we believe, to CMS certification, which will be the final roadblock that does prohibit some admissions. So that should be behind us quickly. Our census has been close to projection.

We have had some periods of times that we have been ahead, some periods of times that we have been behind. We did not realize the impact of the joint commission in terms of some of the noncapitated business that we thought we'd be able to get earlier. But now with joint commission behind us, I think that we will be able to move a little bit quicker.

Obviously CMS will help us on the Medicare side and a couple of the government contracts which also are pretty good payors. So I, again, I think the start up, as always, they always take a little longer than we anticipated, one step behind us with JACO, CMS quickly around the corner and we should be pretty much on track for the second half of the fiscal year. Other facility census, Virginia has been strong, Utah has been strong. We saw a dip in Michigan, primarily related to some of the county-related contracts.

Paula Wurts - Pioneer Behavioral Health - CFO

We also had a period of time -- I am sorry, Bruce. We also had a period of time in Michigan where we had some flood damage and we were required to close a few of our beds. We actually had six of our beds out of service for close to a month in this last quarter because of flood damage.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thanks, Paula, I forgot all about that. So the only weak census was in our Michigan facility. It has picked up in the last two weeks and as I mentioned sort of briefly on the conference call, with the new administration, we feel very good about the federal funding standpoint for some of the county contracts and the Medicaid funding. As you know that the governor of Michigan is one of the heads of the Obama transition team, and we think that is very, very positive for our Michigan operations.

Darren Lehrich - Deutsche Bank - Analyst

Okay, thanks. Do you have an occupancy goal in Henderson in this fiscal year that you can share with us?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Not at this point. I think I want to wait until we get the final okay on CMS, because that will affect our census significantly and we are waiting for a survey date, actually.

Darren Lehrich - Deutsche Bank - Analyst

Okay. So it is not a function of that there were delinquencies in the survey already?

Bruce Shear - Pioneer Behavioral Health - President, CEO

No, no, we haven't had the survey.

Darren Lehrich - Deutsche Bank - Analyst

You just haven't had it?

Bruce Shear - Pioneer Behavioral Health - President, CEO

We haven't had it and we did have the joint commission survey.

Darren Lehrich - Deutsche Bank - Analyst

Right.

Bruce Shear - Pioneer Behavioral Health - President, CEO

And we were immediately certified.

Darren Lehrich - Deutsche Bank - Analyst

Okay. Last question here is just the contract renegotiations with Harmony. How many of those contracts have been successfully renegotiated at this point and how many more do you have to go to get that business and the margins back in line?

Bruce Shear - Pioneer Behavioral Health - President, CEO

All three of the major contracts that we are talking to right now are in the final stages for implementation of new rates, either December the 1st or January the 1st. So we feel very confident in that regard and that plus and we have also had some -- the utilization has gone back, I won't say it is low yet, but it is more normalized in the last month or so. So between the two, we feel pretty confident again as we talk about the second half of the fiscal year.

Darren Lehrich - Deutsche Bank - Analyst

So none of them have been completed yet, but you expect them to be completed and renegotiated by December or January?

Bruce Shear - Pioneer Behavioral Health - President, CEO

That is correct.

Darren Lehrich - Deutsche Bank - Analyst

Okay. That's all from me. Thanks very much.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thanks, Darren.

Operator

(Operator Instructions)

And we will take our next question from the site of Shane Kim of Camden Partners. Your line is now open.

Shane Kim - Camden Partners - Analyst

Good morning, Bruce. Hey, when did the JACO certification, when did you receive that?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Two weeks ago.

Shane Kim - Camden Partners - Analyst

So middle of October. And then typically, how long does CMS certification take?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, it can take a long time. But we have some special circumstances there because of the shortage of beds in Las Vegas and we are hopeful that that will be accomplished prior to the end of the calendar year.

Shane Kim - Camden Partners - Analyst

But it could take as long as a year?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, in some cases, it has. But we do not anticipate that here. We applied for it back in May.

Shane Kim - Camden Partners - Analyst

Okay. And in terms of you, you incurred start up costs at Seven Hills of something on the order of 600,000 in the fourth quarter, which it was a partial quarter, right, in terms of revenue contribution?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Correct.

Shane Kim - Camden Partners - Analyst

And 750 this quarter, should we expect start up costs sort of getting -- ramping up to breakeven to obviously to some magnitude in the next quarter and possibly into the third quarter, I guess?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Yes, Q3, we are anticipating breakeven of profitability in Q3. Seasonally, the second quarter is always a weaker one for our inpatient side. And --

Shane Kim - Camden Partners - Analyst

But the magnitude -- would it be fair that the magnitude is going to be similar in the current quarter?

Bruce Shear - Pioneer Behavioral Health - President, CEO

It may be a little bit smaller, just depending upon when do the new contracts take effect with JACO and if we are able to get CMS prior to January.

Shane Kim - Camden Partners - Analyst

But there are not any, like in terms of start up costs, these aren't one-time expenses. This is what a fully staffed facility looks like right now?

Bruce Shear - Pioneer Behavioral Health - President, CEO

We have the hospital as fully opened. Many times, we have had all three units open. We are generally running two units open right now.

Shane Kim - Camden Partners - Analyst

Okay.

Bruce Shear - Pioneer Behavioral Health - President, CEO

So we are fully staffed.

Shane Kim - Camden Partners - Analyst

Okay. And then can you talk to me about the dynamic at the Capstone, you had about 250,000 this quarter expectations for, is that -- when does that breakeven or based on this $1 million, can I expect it for the next couple of quarters, or?

Bruce Shear - Pioneer Behavioral Health - President, CEO

I think as we have said that Q3 is when we are going to see the profitability return. We are anticipating admitting the first patients to Capstone either the end of this week or the beginning of next week. We have one last local inspection that needs to happen and we have ten patients lined up to be admitted to Capstone as soon as that inspection is done. And our projections show Capstone being in the black prior to the end of the March 31 quarter and also the same for Seven Hills.

Shane Kim - Camden Partners - Analyst

And with the renegotiation of these contracts, were you able -- do you believe that the margins will be what you originally expected them to be at the end of the day or is it sort of a shared -- is it possible that it is not as profitable as we originally had thought?

Bruce Shear - Pioneer Behavioral Health - President, CEO

No, I think they will be as profitable.

Shane Kim - Camden Partners - Analyst

Okay. And in general, can you provide a comment as to how you believe the economic environment and the decline in business for the hospitality segment in Las Vegas, how does that impact your business either from a rising utilization, decline in available heads, how do you view that affecting your business?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, surprisingly, Shane, we have not seen a reduction in covered lives yet. And I think many would have expected to see that. So actually, our covered lives have gone up. One of our clients, the Venetian, opened a brand new property four months ago, the Palazzo. So actually number of lives actually increased there.

That doesn't mean I wouldn't expect to see a reduction in lives under some of our gaming contracts. In terms of sort of the economic environment, construction has leveled off, but construction is still significant. So in terms of increases, I think if anything, the rate of increase will be reduced, but we do not see a contraction. And the [gaming] is reporting 10%, 12% down from the previous year, but we have not seen that, like I said, we have not seen that in our covered lives. Actually, covered lives are up.

Shane Kim - Camden Partners - Analyst

Great. All right. Thank you.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thank you. Operator, are there are other questions?

Operator

(Operator Instructions)

And at this time, it appears that we have no further questions. I would like to turn the call back -- I am sorry, it appears that we do have a question from the site of Robert Sullivan of Satuit Capital. Your line is now open.

Robert Sullivan - Satuit Capital Management - Analyst

Thank you. Hi, Bruce, how are you?

Bruce Shear - Pioneer Behavioral Health - President, CEO

How are you today?

Robert Sullivan - Satuit Capital Management - Analyst

Good. I have a question about the start up costs. I kind of want to drill into that a little bit further. We had talked about start up costs at the end of last quarter on September 25th at about $652,000. We had talked about the Seven Hills facilities approaching breakeven. Now all of a sudden, we have some more start up costs there. We are adding some more from Capstone.

I really want to drill in to try to understand what these continued start up costs are and at what point do we get to breakeven? Now we are talking about going out to the second half of 2009 and maybe third quarter kind of thing, and we were sort of expecting something different. Can you kind of characterize these start up costs and are these going to be sort of the one-time continuing start up costs? What is going on with these?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, let me divide it into the two business units. In terms of Capstone, we have built out a brand new facility and have had to provide staffing as we get closer to certification. Our rent kicked in prior to admitting patients, so it is not inconsistent with what we thought. Of course, everything takes longer on the approval process. I would say we are 30 days further along in terms of admitting patients than we anticipated. We had hoped that we would be admitting patients sometime at the end of September and now it is looking like the second week in November. So that is, I think, one of the answers.

In terms of the Seven Hills project, I think we underestimated the impact of the delay from the joint commission in terms of some of our contracts and I can't project well enough yet because we are only two weeks after receiving the joint commission to see what positive impact that will have on us. We clearly know that when we receive the CMS approval, that will have a huge impact on us and many of those patients will be our highest revenue per day patients.

So the answer to the question is yes, we are further behind that where we thought we would have been at this particular point in terms of our ramp up at Seven Hills. At the end of the day, I think we will be at the position we wanted to be, but it seems to be that it is going to be another 90 days further along than we had anticipated.

Robert Sullivan - Satuit Capital Management - Analyst

So how do I look at it going forward, though? I mean, I seem to be increasing my start up costs as opposed to taking them down. I mean, at what point -- what am I looking for so that start-up costs across the board are coming down? Part of the thesis of owning the Company for the long-term is that the build out of facilities and the costs associated with that start to decrease and we start to pick up on the top line to get that leverage and that just isn't happening. Can you help me out to understand longer-term -- at what point do we see that? What are some of the data points that we need to look for now as investors, because I am kind of wondering when we are going to start to see that?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, as I said, this is a Q3-Q4 story. Capstone and Seven Hills, we are anticipating profitability in the third quarter. So we are not too, too far away from there, but we are not there yet. So and we do not have any other planned expansion projects on the immediate horizon that will drag us down. So once these two are in the black, then they will be chugging along and generating the margins that we felt all along that we'll have and we don't feel any differently about that now.

It is just again, it is a Q3 issue. And I think I have said for the last six months that we anticipated most of the traction coming in Q3. We did anticipate higher revenue and higher census at Seven Hills in the current quarter. We did have a miss in that regard.

Robert Sullivan - Satuit Capital Management - Analyst

Okay, thank you.

Operator

And it looks like we have a question from the site of Angus Burton of Marathon Capital. Your line is now open.

Jim Kennedy - Marathon Capital Management - Analyst

Hey, Bruce, it is Jim Kennedy.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Hey, Jim.

Jim Kennedy - Marathon Capital Management - Analyst

How are you doing? Hey, two questions. Number one, would you educate me a little bit about what happened on the capitated piece? How did that work through? You said you were able to renegotiate higher rates. Aren't those set contracts for a period of time? And then, do you have any other of those lurking around at other locations or was that a one-time event?

Bruce Shear - Pioneer Behavioral Health - President, CEO

It is primarily Las Vegas-based and there are long-term contracts, but there are opportunities based on changes in the patient population and acuity to go back and revisit them and that is what we have done.

Jim Kennedy - Marathon Capital Management - Analyst

Are there any others throughout the system that we should be concerned with or do you feel like that is not an issue anymore?

Bruce Shear - Pioneer Behavioral Health - President, CEO

It is not an issue. The only capitated business we have is in Las Vegas.

Jim Kennedy - Marathon Capital Management - Analyst

Got you. And then secondly, could you just take a moment and talk a little bit about this parity act? As I have been reading, apparently by around January 1, 2010, most group health programs in this country have to have behavioral health services on a parity with others. How do you see that unfolding? Is that something where once it is in a plan, the demand for these services goes up and then where do those people go and what is out there for them? How do you see that unfolding kind of on a timeline basis?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, there is two things that are going to happen. It is going to be phased in beginning in 2010 and two things are going to happen. Number one is the co-payments required for behavioral health services are going to go down significantly. So and some plans maybe now might have a 50% co-pay requirement and if their medical copay requirement is 20%, then eventually it will end up being 20% for behavioral health. So that will have a two-fold impact.

Number one, it will improve our revenue, reduce our percentage of bad debt and number two and the fact that we can't quite determine yet until it happens is how much that actually is going to increase demand, because many folks didn't seek services because they couldn't afford the copay and now having it at $10, they will be able to afford the co-pay. So our industry believes that that is going to increase demand significantly.

Jim Kennedy - Marathon Capital Management - Analyst

Okay. If you are, let's exclude Capstone for a moment, what is your current -- where are you running capacity-wise system-wide?

Bruce Shear - Pioneer Behavioral Health - President, CEO

We are pretty full at DBI, our adjudicated beds downtown all the time. We are pretty full in Virginia all the time. Actually, we have been full with a waiting list in the last couple of weeks. We are running high occupancies in Utah on our inpatient side. Capstone is new. Seven Hills has been running anywhere between on a low, 18 patients and we have had as many as 41, 42 patients in the hospital and remember, that is a 55-bed hospital. So we still have some room at Seven Hills and we still have some room at Harbor Oaks in Michigan.

Jim Kennedy - Marathon Capital Management - Analyst

Okay. And so in theory, then, we are probably running at 80%, 85% on a run rate basis anyway. So this could fill that up and then we'd probably need more beds to really take advantage of it.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, if you include our adjudicated occupancy, which is in the high-'90s, probably the company wide occupancy is as you stated. The incremental revenue and profitability from the Seven Hills patients and the Harbor Oaks patients will significantly improve the margin. I mean, we are already staffed for those beds.

Jim Kennedy - Marathon Capital Management - Analyst

But the adjudicated piece, would that necessarily be affected by this act, because aren't those kids coming through the courts to begin with?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Yes, the parity act will not affect the adjudicated demand. They are state funded and government funded programs thought the courts, you are right. The only positive impact I think from the new administration on the adjudicated is just the commitment to government funding.

Jim Kennedy - Marathon Capital Management - Analyst

Right.

Bruce Shear - Pioneer Behavioral Health - President, CEO

And we don't have any clarity on that other than our belief that there will be an opportunity for rate increases coming down.

Jim Kennedy - Marathon Capital Management - Analyst

So in theory, once this act is in and gets rolled out, it should improve our margins?

Bruce Shear - Pioneer Behavioral Health - President, CEO

The act should improve our margins on the non government business. The new administration, should they follow through with what they have talked about in terms of increased Medicaid funding and I think that is part of their health proposal, should improve the revenue per day on the adjudicated business.

Jim Kennedy - Marathon Capital Management - Analyst

Got it. Okay, thank you.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thanks.

Operator

And it looks like we will take our next question from the site of Scott Nussbaum of Broadlawn Capital. Your line is now open.

Scott Nussbaum - Broadlawn Capital Management - Analyst

Could you guys comment on whether or not you are looking into either pursuing acquisitions or open to being acquired yourself, and how you look at your balance sheet, whether or not you are looking at doing stock repurchases or increasing the debt used in the business to enhance return on equity?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, that is a lot of questions. I will try to pick them apart. In terms of acquisitions, we are actively negotiating a number of deals, any which one of them if they close will be immediately accretive to earnings. We would not do an acquisition unless it immediately improved earnings and we would use debt in that regard.

In terms of enhancing shareholder equity, we always are looking at the best options for our shareholders. And as we have said all along, we believe that we are going through a big growth spurt over the next year that ultimately will result in a company that is larger and more profitable and has more value.

Scott Nussbaum - Broadlawn Capital Management - Analyst

Okay, thank you.

Bruce Shear - Pioneer Behavioral Health - President, CEO

All right.

Operator

And our next question comes from the site of Ali Motamed of Boston Partners. Your line is now open.

Ali Motamed - Boston Partners - Analyst

Hi, Bruce. I was wondering if you could kind of along the lines of the previous question, could you talk about what you are looking at, what types of companies you are looking at acquiring, what's the size, what you are willing to pay? Because I think even though you've been going through this nice organic growth ramp that we have here that should hopefully start materializing in the next year, for a company of your size, it has been pretty painful for us as investors where that method of growth with all the start up expense that doesn't have a big operating layer to absorb it. So I would like a little more color on the potential acquisition program, please?

Bruce Shear - Pioneer Behavioral Health - President, CEO

The deals that are right on the top of our list right now are three of them, all in the revenue range of $4 million to $8 million, so of the right size in our regard. Every single one of them profitable. Every single one of them if the deals go through would be a combination of cash and an earn out formula that would be immediately accretive to earnings. So I mean, we are looking at stuff that will increase the size of our company significantly that is totally in line of our core competencies.

Ali Motamed - Boston Partners - Analyst

Thank you.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Operator, I think we have time for one more question.

Operator

One more question, okay.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Do we have any more?

Operator

It looks like we have a follow-up question from the site of Scott Nussbaum of Broadlawn Capital. Your line is now open.

Scott Nussbaum - Broadlawn Capital Management - Analyst

Could you guys comment on what you might be interested in doing to attract a little bit more attention to the stock? It is my belief that the recent legislation is a very nice tailwind to the industry and we are one of only two pure play companies out there in the psychiatric industry. Your stock has traded all of 4,000 shares today on earnings and I am curious what you might be willing to do or planning on doing to try and attract more investor interest to the stock and broaden your awareness among the investment community?

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, Investor Relations is always something that is important to us. We do have an Investor Relations firm, our goal is to be in front of new folks. I have some investor meetings scheduled over the holidays period and more scheduled in February. And we are out there, we are always looking for leads and introductions from current investors of people that we can tell the story to.

Scott Nussbaum - Broadlawn Capital Management - Analyst

Okay, thank you.

Bruce Shear - Pioneer Behavioral Health - President, CEO

All right. Do we have any other questions, Operator?

Operator

It looks like we have a question from the site of Gary Simon of UVE Partners. Your line is now open.

Gary Simon - UVE Partners - Analyst

Hi, good morning, Bruce and Paula, how are you?

Paula Wurts - Pioneer Behavioral Health - CFO

Good, Gary.

Gary Simon - UVE Partners - Analyst

I just wanted to follow up with a couple of the responses to the prior questions. Regarding acquisitions, you are saying $4 million to $8 million. Is that the size of the company? Is that the size of the transaction? And I am not sure how that adds measurably to the volume that you are doing at this point.

And secondly, regarding the repurchase of shares, I mean, it seems to me that you have in the opening of in Vegas and now Capstone, a lot on your plate and it's actually taking a little bit longer. Would it not make most sense to be buying back some of your own stock, which you know and you handle well and it is growing organically, and then add acquisitions to it at a later point in time? Instead of spreading yourself wider, you can focus better.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Well, I think we are doing both. We have -- the board approved a million share authorization for a stock buyback. And I don't remember how many we purchased in the last quarter, I think it was somewhere around 50,000 shares. We are in the market when the market permits and we will continue to do that. Will we be more aggressive? Maybe. And in terms of acquisitions, the only acquisition we do would be for a self-sustained company that does not require start up expenses or a move or turn to profitability. So we will not do an acquisition unless it is immediately accretive to earnings.

Gary Simon - UVE Partners - Analyst

All right, good. Well, I appreciate that. And with the fact that the cash is now going to build up as the closing takes place --

Bruce Shear - Pioneer Behavioral Health - President, CEO

Right. But then a different -- we have many more opportunities available to us.

Gary Simon - UVE Partners - Analyst

All right, thank you.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thanks a lot. Operator?

Operator

Yes, it looks like we have one more question from the site of Jeff Knightly of Ardsley Partners.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Okay.

Jeff Knightly - Ardsley Partners - Analyst

Good morning, Bruce. Actually, the previous caller pretty much addressed my question. I just don't understand why we would be looking to make acquisitions with the stock where it currently is. I just don't know if there is any more accretive acquisition out there than buying your own shares. But we have talked about this in the past, but the previous caller basically addressed that question, so thanks a lot.

Bruce Shear - Pioneer Behavioral Health - President, CEO

Thanks, Jack. Thank you all for joining us and as always, we are available for any direct questions that you may have. I appreciate your support. Of course, we are moving in the right direction. We do have some clarity for the second half of the fiscal year. We are happy about sort of the movement in the administration and how that may help us. We are happy about the parity act and we have a lot of opportunities on our plate that will enhance shareholder value. Thank you for your support and I look forward to talking with you all individually.

Operator

Thank you, ladies and gentlemen, for joining us today for our presentation. You may disconnect at any time.